Exhibit 15(b)


                 OTI SPECIAL OPPORTUNITIES FUND

                       Distribution Plan

                         Class C Shares


     Article I.   The Plan

     This Distribution Plan (the "Plan") sets forth the terms and conditions under which Longboat Trust (the "Trust"), on behalf of OTI Special Opportunities Fund (the "Fund"), a series portfolio of the Trust, on behalf of its Class C shareholders, will, after the effective date hereof, pay certain amounts to Maxus Securities Corp. and Morton H. Sachs & Company (individually a
"Distributor" and collectively, the "Distributors") in connection with the provision by the Distributors of certain services to the Fund and its Class C shareholders, as set forth herein. Certain of such payments by the Fund may, under Rule 12b-1 of the Securities and Exchange Commission, as from time to time amended (the "Rule"), under the Investment Company Act of 1940, as amended (the "Act"), be deemed to constitute the financing of distribution by the Fund of its shares. This Plan describes all material aspects of such financing as contemplated by the Rule and shall be administered and interpreted, and implemented and continued, in a manner consistent with the Rule.

     Article II.   Distribution and Service Expenses

     The Fund shall pay to the  Distributors  a fee in the amount  specified  in
Article III hereof. Such fee may be spent by the Distributors on any activities or expenses primarily intended to result in the sale of Class C Shares of the Fund, including, but not limited to the payment of Distribution Expenses (as defined below) and Service Expenses (as defined below). Distribution Expenses include but are not limited to, (i) compensation to securities dealers and other persons and organizations ("Service Organizations") for providing distribution assistance with respect to Class C Shares, and (ii) otherwise promoting the sale of Class C Shares, including paying for the preparation of advertising and sales literature and the printing and distribution of such materials to prospective investors. The fees paid under the Plan are payable without regard to actual expenses incurred.

     Service expenses include payments made to, or on account of, Service Organizations and account executives of selected broker-dealers (including affiliates of the Distributors) and others who furnish personal and shareholder account maintenance services to Class C shareholders of the Fund.

     Article III.   Amount of Expenditures

     To cover Distribution Expenses and Service Expenses, the Fund shall pay to each Distributor a fee at the annual rate of .60% of the average daily net asset value (determined in accordance with the Fund"s prospectus as from time to time in effect) of the Class C Shares of the Fund which were sold through such Distributor, provided that the portion of such fees used to cover Service Expenses shall not exceed an annual rate of 0.25% of the average daily net asset value of the Class C Shares of the Fund which were sold through such Distributor. Shares sold by the Fund in response to unsolicited calls by investors will be allocated so that 50% of such shares will be deemed to have been sold through each Distributor. Such expenditures shall be calculated and accrued daily and paid monthly or at such other intervals as the Trustees shall determine.

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     Article IV.   Expenses Borne by the Fund

     Notwithstanding any other provision of this Plan, the Trust, the Fund and its investment adviser, Maxus Asset Management Inc. (the "Adviser"), shall bear the respective expenses to be borne by them under the Investment Advisory and Administration Agreement of even date herewith as from time to time continued and amended (the "Advisory Agreement"), and under the Fund"s current prospectus as it is from time to time in effect. Except as otherwise contemplated by this Plan, the Trust and the Fund shall not, directly or indirectly, engage in financing any activity which is primarily intended to or should reasonably result in the sale of shares of the Fund.

     Article V.   Approval by Trustees, etc.

     This Plan shall not take effect until it has been approved, together with any related agreements, by votes, cast in person at a meeting called for the purpose of voting on this Plan or such agreements, of a majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of (a) all of the Trustees of the Fund and (b) those Trustees of the Fund who are not "interested persons" of the Fund, as such term may be from time to time defined under the Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Independent Trustees").

     Article VI.   Continuance

     This Plan and any related agreements shall continue in effect for so long as such continuance is specifically approved at least annually in advance in the manner provided for the approval of this Plan in Article V.

     Article VII.   Information

     Each Distributor shall furnish the Fund and its Trustees quarterly, or at such other intervals as the Fund shall specify, a written report of amounts expended or incurred for Distribution Expenses and Services Expenses pursuant to this Plan and the purposes for which such expenditures were made and such other information as the Trustees may request.

     Article VIII.   Termination

     This Plan may be terminated (a) at any time by vote of a majority of the Trustees, a majority of the Independent Trustees, or a majority of the Fund"s outstanding voting Class C Shares, or (b) as to either Distributor, by such Distributor on 60 days" notice in writing to the Fund.

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     Article IX.   Agreements

     Each agreement with any person relating to implementation of this Plan shall be in writing, and each agreement related to this Plan shall provide:

     (a) That, with respect to the Fund, such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the Fund"s then outstanding Class C Shares.

     (b) That such agreement shall terminate automatically in the event of its assignment.

     Article X.   Amendments

     This Plan may not be amended to increase the maximum amount of the fees payable by the Fund hereunder without the approval of a majority of the outstanding voting Class C Shares of the Fund. No material amendment to the Plan shall, in any event, be effective unless it is approved in the same manner as is provided for approval of this Plan in Article V.

     Article XI.   Limitation of Liability

     The names "Longboat Trust" and "OTI Special Opportunities Fund" are the designations of the Trustees under the Declaration of Trust, dated September 15, 1998, as amended from time to time. The Declaration of Trust has been filed with the Secretary of State of the State of Ohio. The obligations of the Trust and the Fund are not personally upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Fund, but only the Fund"s property shall be bound. No series of the Trust shall be responsible for the obligations of any other series of the Trust.

     IN WITNESS WHEREOF, the Trust has executed this Distribution Plan effective as of the ____ day of March, 1999.

LONGBOAT TRUST - OTI                    MAXUS SECURITIES CORP.
SPECIAL OPPORTUNITIES FUND

By                                 By
     Richard A. Barone,                      Richard A. Barone,
     Chairman                                President

                                   MORTON H. SACHS & COMPANY

                                   By
                                        Morton H. Sachs,
                                        President

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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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